EXHIBIT 10.3
TERMINATION AGREEMENT
This Termination Agreement (the “Termination Agreement”) is made and entered into as of 27 September, 2010 by and among Primus Financial Products, LLC (“Counterparty”), Lehman Brothers Special Financing Inc. (“Lehman”) and Lehman Brothers Holdings Inc. (“Holdings”), as credit support provider of Lehman (each of the foregoing a “Party” and collectively the “Parties”).
RECITALS:
WHEREAS, the Parties entered into one or more transactions (each a “Transaction” and, together, the “Transactions”) that were governed by a 1992 Multicurrency — Cross Border ISDA Master Agreement, dated as of June 13, 2002 (the “ISDA Master Agreement”), which included certain schedules, documents, confirmations and a guaranty of the obligations of Lehman by Holdings (collectively, the “Agreement Documents”).
WHEREAS, commencing on September 15, 2008 and thereafter, Holdings and certain of its affiliates, including Lehman, each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (collectively, the “Bankruptcy Cases”).
WHEREAS, the Parties wish to terminate and/or acknowledge the termination of each Transaction under the Agreement Documents as of the effective date of this Termination Agreement.
WHEREAS, on December 16, 2008 the court having jurisdiction over the Bankruptcy Cases (the “Bankruptcy Court”) entered an Order Pursuant to Sections 105 and 365 of the Bankruptcy Code to Establish Procedures for the Settlement or Assumption or Assignment of Prepetition Derivative Contracts (the “Order”).
WHEREAS, as of the date hereof, the Parties have agreed a settlement amount in favor of Lehman in the amount of $17,500,000 (the “Settlement Amount”) in respect of the claims arising under the Agreement Documents.

NOW, THEREFORE, in consideration of the recitals set forth above and promises made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
Section 1. Payment and Release. Counterparty shall pay the Settlement Amount, without deduction, set-off or counterclaim, to Lehman within one (1) business days of the date hereof. In consideration of each other Party’s execution of this Termination Agreement and payment of the Settlement Amount without deduction, set-off or counterclaim to Lehman, each Party on behalf of itself and any other party, person or entity claiming under or through it, hereby generally releases, discharges and acquits each other Party, and its respective current and former agents, servants, officers, directors, shareholders, employees, subsidiaries, divisions, branches, units, affiliates, parents, attorneys, successors, predecessors, heirs, personal representatives, and assigns (each of the foregoing, a “Released Party”), from all manners of action, causes of action, judgments, executions, debts, demands, rights, damages, costs, expenses, and claims of every kind, nature, and character whatsoever, whether in law or in equity, whether based on contract (including, without limitation, quasi-contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, that such releasing Party ever had or claimed to have, or now has or claims to have presently or at any future date, against any Released Party arising under or related to the Agreement Documents or the Transactions thereunder, their negotiation, execution, performance, any breaches thereof, or their termination including, for the avoidance of doubt, any claim for a payment in relation to an Early Termination Date under Section 6 of the ISDA Master Agreement or relating to any Credit Event under the ISDA Master Agreement.
Section 2. Representations. Each Party represents and warrants to each other Party that (i) the execution, delivery, and performance by such Party of this Termination Agreement are within the powers of such Party and have been duly authorized by all necessary action on the part of such Party, (ii) this Termination Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof, (iii) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Termination Agreement, (iv) it has had the opportunity to be represented and advised by legal counsel in connection with this Termination Agreement, which it enters voluntarily and of its own choice and not under coercion or duress, (v) it has made its own investigation of the facts and is relying upon its own knowledge and the advice of its counsel, (vi) in negotiating this Termination Agreement it has not relied on any expectation that any of the other Parties would disclose facts material to the Agreement Documents or this Termination Agreement, (vii) it has not assigned, transferred or conveyed to any person or entity any right, title, interest or claim it may have or may have had in the Agreement Documents or any other matter covered by the releases in Section 1 of this Termination Agreement and (viii) it knowingly waives any and all claims that this Termination Agreement was induced by any misrepresentation or non-disclosure and knowingly waives any and all rights to rescind or avoid this Termination Agreement based upon presently existing facts, known or unknown. Additionally, Lehman and Holdings represent and warrant to Counterparty that this Termination Agreement is being entered into in accordance with the terms of the Order. The Parties agree and stipulate that each Party is relying upon the representations and warranties in this Section in entering into the Termination Agreement. Furthermore, the Parties agree that these representations and warranties are a material inducement for entering into this Termination Agreement. These representations and warranties shall survive the execution of this Termination Agreement indefinitely without regard to statutes of limitations.
Section 3. Execution in Counterparts. This Termination Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or PDF transmission shall be as effective as delivery of a manually executed counterpart.

Section 4. Effectiveness. This Termination Agreement shall become effective upon execution hereof by each of the Parties and the payment, without deduction, set-off or counterclaim, of the Settlement Amount to Lehman. The Transactions that are not already terminated according to their terms will terminate as of the effective date of this Termination Agreement.
Section 5. Related Claims. In order to reflect the entry into this Termination Agreement, the Parties hereto acknowledge and agree that (i) Lehman may object through a filing with the Bankruptcy Court to any proofs of claim filed by Counterparty against Lehman in relation to the Agreement Documents or the Transactions and (ii) Holdings may object through a filing with the Bankruptcy Court to any proofs of claim filed by Counterparty against Holdings in relation to the Agreement Documents or the Transactions. Pending the filing of such objections, such proofs of claim and related Derivative Questionnaires and/or Guarantee Questionnaire shall be deemed so amended. Counterparty agrees not to challenge or object to such objections when filed.
Section 6. Governing Law. This Termination Agreement will be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law), without regard to conflicts of laws principles that would require the application of the law of another jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction over any action or proceeding with respect to this Termination Agreement and each Party agrees to submit to such jurisdiction and to waive any defense based on the location or jurisdiction of such court.
Section 7. Confidentiality. Counterparty shall not disclose this Termination Agreement or its terms, including the Settlement Amount (“Confidential Information”), to any person other than to its shareholders, directors, officers, employees, counsel, accountants and other advisors and the shareholders, directors, officers, counsel, accountants and other advisors of Primus Guaranty, Ltd. (hereinafter, collectively, the “Related Parties”), in each case who need to know such information solely for the purpose of effecting this Termination Agreement (it being understood that Counterparty shall ensure that such Related Parties will be informed in advance of the confidential nature of the Confidential Information and will be directed to maintain the confidentiality of such Confidential Information and Counterparty shall be responsible if any such Related Party fails to comply with any such confidentiality obligations), except as may be required by law, including but not limited to as may be required of Counterparty or any of its Related Parties by United States federal securities and bankruptcy laws, rules and regulations. Counterparty agrees that, when it enters into a confidentiality agreement with respect to Confidential Information, it shall promptly provide Lehman with a copy of said agreement.

If Counterparty or any Related Party becomes legally obligated (whether by court or regulatory order or otherwise), other than due to compliance with United States federal securities or bankruptcy laws, rules and regulations, to disclose any of the Confidential Information, Counterparty or such Related Party, as the case may be, will promptly provide Lehman, if permitted by law, with notice of such proposed disclosure so that Lehman may seek a protective order or other appropriate remedy. If such a protective order or other protective remedy is not obtained, Counterparty or such Related Party, as the case may be, will disclose only that portion of the Confidential Information which is legally required, in the opinion of its own counsel, and Counterparty or such Related Party, as the case may be, will exercise its reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.
Section 8. Successors and Assigns. The provisions of this Termination Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 9. Amendment. This Termination Agreement may only be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the Parties.
Section 10. Entire Agreement. This Termination Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.
Section 11. Construction. This Termination Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Termination Agreement or any of its provisions against the Party responsible for drafting this Termination Agreement will not apply in any construction or interpretation of this Termination Agreement.
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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Termination Agreement as of the date first written above.

PRIMUS FINANCIAL PRODUCTS, LLC
By:
Name:
Title:

LEHMAN BROTHERS SPECIAL FINANCING INC.
By:
Name:
Title:

LEHMAN BROTHERS HOLDINGS INC.
By:
Name:
Title:

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